EXHIBIT (a)(1)(vii)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made only by the Offer to Purchase, dated July 12, 2006, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Capitalized terms used but not otherwise defined herein shall have meanings given to such terms in the Offer to Purchase.

Notice Of Offer to Purchase for Cash

All Outstanding Shares of Common Stock
(Including the Associated Preferred Stock Purchase Rights)
of
Onyx Software Corporation
at
$5.00 Net Per Share
by
CDC Software Acquisition Corp.,
a wholly owned subsidiary of

CDC Corporation

CDC Software Acquisition Corp., a Washington corporation (“Purchaser”) and a wholly owned subsidiary of CDC Corporation, a Cayman Islands corporation (“CDC Corporation”), is offering to purchase all of the outstanding shares of Common Stock, par value $0.01 per share, including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, between Onyx Software Corporation, a Washington corporation (“Onyx”), and Mellon Investor Services, L.L.C. (collectively, the “Shares”), of Onyx, at $5.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 12, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of the Bank of New York (the “Depositary”) and D.F. King & Co., Inc. (the “Information Agent”). Following the Offer, CDC Corporation intends to effect a Merger.

The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, August 8, 2006, unless the Offer is extended.

The Offer is conditioned upon, among other things, the following:

(1) there being validly tendered and not withdrawn a number of Shares which, together with the Shares owned by CDC Corporation and its subsidiaries (including Purchaser), represents at least a majority of the total number of Shares outstanding on a fully diluted basis;

(2) the termination of the agreement and plan of merger by and among M2M Holdings, Inc., Orion Acquisition Corporation and Onyx dated as of June 5, 2006;

(3) an amendment to the Rights Agreement between Onyx and Mellon Investor Services L.L.C. to make the provisions of such rights agreement inapplicable to the Shares acquired by Purchaser; and

(4) the board of directors of Onyx approving the purchase of Shares pursuant to this Offer for purposes of Chapter 23B.19 of Washington’s Business Corporation Act and its Articles of Incorporation.

The Offer is also subject to the other conditions set forth in the Offer to Purchase.

The purpose of the Offer is to acquire control of, and the entire equity interest in, Onyx. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on Onyx’s Board of Directors and to seek to have Onyx consummate a merger or other similar business combination with Purchaser (or one of its subsidiaries). Pursuant to such merger or business combination, outstanding Shares not owned by CDC Corporation or its subsidiaries (including Purchaser) would be converted into the right to receive cash in an amount equal to the price per Share paid pursuant to the Offer.

The Offer is being made without the prior approval of the Onyx board of directors.

Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in the Offer to Purchase and, if the Offer is extended or amended, the terms and conditions of such extension or amendment (the “Offer Conditions”)), Purchaser will accept for payment, and will pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn. The term “Expiration Date” means 12:00 Midnight, New York City time, on Tuesday, August 8, 2006, unless Purchaser shall have extended the period for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. If there is a Subsequent Offering Period, all Shares validly tendered on or prior to the Expiration Date and not withdrawn will be immediately accepted for payment and promptly paid for following the Expiration Date. Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the Securities and Exchange Commission (the “SEC”), Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a Book-Entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”)) and, if the distribution date occurs (as defined in the Offer to Purchase), certificates (or a Book-Entry Confirmation) for the associated preferred stock purchase rights, (ii) a Letter of Transmittal, properly completed and duly executed with any required signature guarantees, or, in the case of a Book-Entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest on the purchase price for tendered Shares be paid, regardless of any delay in making such payment.

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder’s Shares. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in the Offer to Purchase and (ii) to waive any condition and to set forth or change any other term and condition of the Offer, by giving oral or written notice of such delay, termination, amendment, waiver or change to the Depositary and by making a public announcement thereof. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary and making any other action required by law. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during on or prior to the Expiration Date and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are validly tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934 (the “Exchange Act”), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 10, 2006. There will be no withdrawal rights during any Subsequent Offering Period. Purchaser does not currently intend to include a Subsequent Offering Period, although Purchaser reserves the right to do so.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, you must submit the serial numbers shown on the particular certificates to be withdrawn to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for Book-Entry tender as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

A request is being made to Onyx for the use of Onyx’s shareholder list and security position listings for the purpose of disseminating the Offer to shareholders. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares by Purchaser.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below and on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee. Neither Purchaser nor CDC Corporation will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Depositary and the Information Agent as described in the Offer to Purchase).

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street
22nd Floor
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
All Others Call Toll-free: (800) 487-4870

July 12, 2006

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